                                   EXHIBIT 11
                                   ----------

                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------

                                                      Year Ended March 31,
                                                   1995       1994       1993
                                                   ----       ----       ----
                                                 (Amounts in thousands, except
                                                        per share data)
Primary:
Net income                                        $11,325     $8,796     $6,065
                                                  =======     ======     ======

Weighted average number of
   common shares outstanding                        9,613      8,414      8,437

Add:
Dilutive effect of outstanding options,
   as determined by the application
   of the treasury stock method using
   the average market price of the Company's
   common stock                                       201        306        208
                                                  -------     ------     ------

Weighted average number of common
   and common equivalent shares                     9,814      8,720      8,645
                                                  =======     ======     ======

Primary earnings per share                        $  1.15     $ 1.01     $  .70
                                                  =======     ======     ======

Fully diluted:
Weighted average number of common
   and common equivalent shares                     9,814      8,720      8,645

Add:

Additional dilutive effect of outstanding
   options, as determined by the application
   of the treasury stock method using the
   year end market price of the Company's
   common stock                                        24         24        120
                                                  -------     ------     ------

Weighted average number of common
   shares fully diluted shares                      9,838      8,744      8,765
                                                  =======     ======     ======

Fully diluted earnings per share                  $  1.15*    $ 1.01*    $  .69*
                                                  =======     ======     ======

*Not presented in Financial Statements since dilutive effect is less than 3%.